Exhibit 10(a)19
FIRST AMENDMENT TO THE SOUTHERN COMPANY
SUPPLEMENTAL BENEFIT PLAN
WHEREAS, the Board of Directors of Southern Company Services, Inc. (the “Company”) heretofore established and adopted the Southern Company Supplemental Benefit Plan, as amended and restated effective June 30, 2016 (the “Plan”); and
WHEREAS, the Company has authorized an amendment to the Plan to implement changes necessary to coordinate the Plan provisions with design changes occurring to the Southern Company Pension Plan; and
WHEREAS, the Company desires to amend the Plan to add small benefit pay-out features; and
WHEREAS, Section 6.2 of the Plan provides in relevant part that the Plan may be amended or modified at any time by the Company.
NOW, THEREFORE, effective as the date set forth below, the Company hereby amends the Plan as follows:
1.
Effective January 1, 2017, the Plan is hereby amended by adding the following new Section 5.11:
5.11 Payment of Small Pension Benefits and Non-Pension Benefits.
(a)Cash Out.    With respect to a Participant who retires under the terms of the Plan and has a Separation from Service on or after July 1, 2017, as permitted under Treas. Reg. §1.409A-3(j)(4)(v) and subject to paragraph (c) below, the Administrative Committee in its sole discretion may pay in a single lump sum the entire Pension Benefit and/or separately the Non-Pension Benefit of a Participant the date when (1) in the case of the Pension Benefit, the first installment of such Pension Benefit would have otherwise be paid under Section 5.2(b) and (2) in the case of the Non-Pension Benefit, the payment would have commenced in accordance with the Participant’s election under Section 5.5(a) of the Plan, provided that (3), (A) the Company evidences such decision in writing no later than the date of payment to the Participant, (B) the payment results in the termination and liquidation of the Participant’s interest under the Plan and under all other plans maintained by the Company and its affiliates that are required to be aggregated with the Plan under Code Section 409A, (C) in the case of the Pension Benefit, the total payment amount of such Pension Benefit and the benefit of any other plan required to be aggregated with the Plan under Code Section 409A does not exceed the dollar limit under Code Section 402(g)(1)(B) applicable for the year of payment, and (D) in the case of the Non-Pension Benefit, the separate total payment amount with respect to such Non-Pension Benefit and the benefit of any other plan required to be aggregated with the Plan under Code Section 409A does not exceed the dollar limit under Code Section 402(g)(1)(B) applicable for the year of payment. For purposes of paragraph (a)(3)(C) above, the Pension Benefit will be calculated as the Single-Sum Amount provided in Section 2.34 of the Plan. For purposes of paragraph (a)(3)(D) above, the Non-Pension Benefit will be determined in accordance with Section 5.5(a) of the Plan. For the avoidance of doubt, the Pension Benefit and the Non-Pension Benefit under this Plan are not required to be aggregated for purposes of paragraph (a)(3)(B) above because each is considered to be a different type of deferred compensation plan under Code Section 409A.
(b)Payment of Small Benefit.    Subject to paragraph (c) below, with respect to an Employee who first becomes a Participant in the Plan on or after January 1, 2017, and retires under the terms of the Plan and who has a Separation from Service on or after July 1, 2017, (1) if the Single-Sum Amount plus Earnings, if any, of such Participant’s Pension Benefit calculated as provided in Sections 2.34 and 5.2 of the Plan is not greater than $50,000 at the time when the first installment of the Pension Benefit would otherwise be paid after retirement under Section 5.2(b)(1), such Pension Benefit shall be paid as a single lump sum at that time and/or (2) if the value of such Participant’s Non-Pension Benefit Account is not greater than $50,000 as of his Separation from Service and such Participant has elected an installment form of payment, such Non-Pension Benefit shall be paid in accordance with Section 5.5(a). The Company in applying this Section 5.11(b) must treat all similarly situated Participants on a reasonably equivalent basis.
(c)Rules of General Application. (1) Notwithstanding paragraphs (a) and (b) above, if a Participant is a Key Employee, such Participant shall be subject to the Key-Employee Delay, if applicable, and the payment of the lump sum following Separation from Service shall be as of the first day of the seventh full calendar month following the Participant’s Separation from Service. (2) The Pension Benefit of a Participant who has made an election under Section 5.3 to receive an annuity form of benefit may not be paid out under this Section 5.11. (3) Paragraph (b) above is inapplicable to Non-Pension Benefits governed by the Schedule of Provisions for Pre-2005 Non-Pension Benefits. (4) Any Participant’s benefit paid under this Section 5.11 shall be adjusted for payment of FICA consistent with the terms of this Plan.

2.
Except as amended herein by this First Amendment, the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, the Company, through its duly authorized officer, has adopted this First Amendment to the Southern Company Supplemental Benefit Plan, as amended and restated as of June 30, 2016 this 19th day of December, 2016.

SOUTHERN COMPANY SERVICES, INC.
		By:	/s/Stacy Kilcoyne
		Its:	Human Resources Vice President
Attest:
By:	/s/Laura O. Hewett
Its:	Assistant Secretary

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